Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES 2017 YEAR-END NET ASSET VALUE

HOUSTON, TX – April 17, 2018 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of December 31, 2017, of $43.0 million, an increase of approximately $1.0 million since September 30, 2017. Net asset value per share increased to $3.18 as of December 31, 2017 from $3.11 as of September 30, 2017. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
Net assets	$43,007	$41,999	$42,122	$41,422	$42,740
Shares outstanding	13,518	13,518	13,518	13,518	12,674
Net assets per share	$3.18	$3.11	$3.12	$3.06	$3.37

The following were the portfolio companies that had significant changes to their fair values during 2017:

•	Increase in the Value of Equus Energy. The Fund established Equus Energy, LLC (“Equus Energy”) as a wholly-owned subsidiary in 2011 to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which are presently derived from 144 producing and non-producing oil and gas wells, including associated development rights of approximately 22,360 acres, situated on 12 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests acquired by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the “Eagle Ford Shale” play. The fair value of the Fund’s holding in Equus Energy increased from $6.3 million to $8.0 million during 2017, principally due to improved economic prospects affecting mineral rights held by Equus Energy. The Fund received advice and assistance from a third-party valuation firm to support our determination of the fair value of this investment.

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•	Increase in the Value of MVC Capital Shares. MVC Capital, Inc.’s (“MVC”) common stock increased from $8.58 per share on December 31, 2016 to $10.56 per share on December 31, 2017. In addition to the 468,608 MVC shares held by Equus at December 31, 2016, the Fund received 27,600 MVC shares as a dividend during 2017. The receipt of share dividends and increase in the MVC share price led to a corresponding increase in the fair value of this holding from $4.0 million to $5.2 million during 2017.

•	Increase in Value of PalletOne. The fair value of the Fund’s share interest in PalletOne Inc. (“PalletOne”), increased from $16.2 million to $16.7 million during 2017 as a result of an increase in revenue and growth prospects, as well as an overall improvement in comparable industry sectors. Equus holds an 18.7% fully-diluted share interest in PalletOne, one of the largest wooden pallet manufacturers in the United States. The Fund received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

During 2017, we incurred non-recurring professional fees of $2.5 million in connection with our agreement to acquire U.S. Gas & Electric, Inc. (“USG&E”), which included fees related to legal, accounting, audit, fairness advisory, and regulatory filings, as well as outsourced due diligence fees and reports relating to taxation, quality of earnings, and regulatory items. In connection with the termination of the agreement to acquire USG&E, we also received a one-time merger termination fee of $2.5 million.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Fund, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.